AGREEMENT AND PLAN OF MERGER between BARHILL ACQUISITION
CORPORATION, a Delaware corporation ("Barhill"), and AQUA VIE
BEVERAGE CORPORATION, a Delaware corporation ("Aqua Vie"), Barhill and Aqua Vie being sometimes referred to herein as the "Constituent Corporations."

       WHEREAS, the board of directors of each Constituent
Corporation deems it advisable that the Constituent Corporations merge into a single corporation in a transaction intended to qualify as a reorganization within the meaning of Section368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Merger");

       NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

       1. SURVIVING CORPORATION. Barhill shall be merged with and into Aqua Vie which shall be the surviving reporting corporation (hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware.

       2. MERGER DATE. The Merger shall become effective (the "Merger Date") upon the completion of:

        2.1 Adoption of this Agreement by the shareholders of Barhill pursuant to the General Corporation Law of Delaware and by the shareholders of Aqua Vie by a vote of the shareholders ratified by the Board of Directors of Aqua Vie, pursuant to the Business Corporation Law of Delaware.

        2.2 Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

       3. TIME OF FILINGS. The Certificate of Merger shall be filed with the Secretary of State of Delaware upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

       4. GOVERNING LAW. The Surviving Corporation shall be governed by the laws of the State of Delaware.

       5.      CERTIFICATE OF INCORPORATION.  The Certificate of
Incorporation of Aqua Vie shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the following changes in its Certificate of Incorporation:

        ARTICLE FOURTH:  The first complete sentence of Article
       Fourth of the Certificate of Incorporation of AQUA VIE
       BEVERAGE CORPORATION shall be amended to read as follows:

              "The aggregate number of shares of common stock which the corporation shall have authority to issue is One Hundred Twenty Million, $.001 par value per share".

        ARTICLE FOURTH: Article Fourth is further amended to add a new Subsection D which shall provide as follows:

              "The authorized shares of a class of stock may be increased or decreased without the approval of the shares of that class, but not below the number of shares issued unless a combination shall have occurred."

        ARTICLE FOURTEENTH: A new Article Fourteenth is added to read as follows:

              "Section 203 of the Delaware General Corporation Law shall not be applicable to the Corporation.

       6. BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of Aqua Vie as in effect on the date of this Agreement.

       7.      NAME OF SURVIVING CORPORATION.  The Surviving
Corporation will continue to use its name "Aqua Vie Beverage
Corporation" or such name as it may choose and shall be available.

       8. CONVERSION. The mode of carrying the merger into effect and the manner and basis of converting the shares of Barhill into shares of the Surviving Corporation are as follows:

        8.1 The aggregate number of shares of Barhill Common Stock issued and outstanding on the Merger Date shall, by virtue of the merger and without any action on the part of the holders thereof, be converted into an aggregate of 250,000 shares of Aqua Vie Common Stock adjusted by any increase for fractional shares and reduced by any Dissenting Shares (defined below).
        8.2 At June 30, 1999, there were issued and outstanding approximately 21,785,657 shares of Common Stock of Aqua Vie.

        8.3 The Aqua Vie Common Stock shall be issued to the holders of such Barhill Common Stock in exchange for their shares on a pro rata basis in accordance with each holder's relative ownership of the Barhill Common Stock that is being exchanged.

        8.4 All outstanding warrants of Barhill and any other outstanding rights to purchase stock of Barhill shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of Aqua Vie on the same ratio as provided herein for holders of Aqua Vie Common Stock.

        8.5 The shares of Aqua Vie Common Stock to be issued in exchange for Barhill Common Stock hereunder shall be proportionately reduced by any shares owned by Barhill shareholders who shall have timely objected to the merger (the "Dissenting Shares") in accordance with the provisions of General Corporation Law of Delaware which objections will be dealt with as provided in those sections.

        8.6 Each share of Barhill Common Stock that is issued and outstanding and owned by Barhill on the Merger Date shall, by virtue of the merger and without any action on the part of Barhill, be retired and canceled.

        8.7 Each certificate evidencing ownership of shares of Aqua Vie Common Stock issued and outstanding on the Merger Date or held by Aqua Vie in its treasury shall continue to evidence ownership of the same number of shares of Aqua Vie Common Stock.

       9. EXCHANGE OF CERTIFICATES. As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of Barhill Common Stock (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation to the party designated by the Surviving Corporation to handle such exchange (the "Exchange Agent"), and shall receive in exchange a certificate or certificates representing the number of full shares of Aqua Vie Common Stock into which the shares of Barhill Common Stock represented by the certificate or certificates so surrendered shall have been converted.

       10. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Merger Date represented Barhill Common Stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Aqua Vie Common Stock into which it was converted. No dividend or other distribution payable to holders of Aqua Vie Common Stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of Barhill Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of Aqua Vie Common Stock represented thereby.

       11. BOARD OF DIRECTORS AND OFFICERS. The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Aqua Vie on the Merger Date or such others as Aqua Vie may designate. The officers of the Surviving Corporation shall be the officers of Aqua Vie on the Merger Date or such others as Aqua Vie may designate.

       12. EFFECT OF THE MERGER. On the Merger Date, the separate existence of Barhill shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

       13. APPROVAL OF SHAREHOLDERS. This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to the laws applicable thereto. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the Common Stock issued and outstanding and entitled to vote for each of the Constituent Corporations.

       14. REPRESENTATIONS AND WARRANTIES OF BARHILL. Barhill represents and warrants that:

        14.1 CORPORATE ORGANIZATION AND GOOD STANDING. Barhill is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

        14.2 REPORTING COMPANY. Barhill has filed with the Securities and Exchange Commission a registration statement on Form F-10 which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section12 thereunder.

        14.3 REPORTING COMPANY STATUS. Barhill has timely filed and is current on all reports required to be filed by it pursuant to Section12(g) of the Securities Exchange Act of 1934.

        14.4 CAPITALIZATION. Barhill's authorized capital stock consists of 120,000,000 shares of Common Stock, $.0001 par value, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are designated or issued.

        14.5 ISSUANCE OF STOCK. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

        14.6 STOCK RIGHTS. There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Barhill Common or Preferred Stock issued or committed to be issued.

        14.7 CORPORATE AUTHORITY. Barhill has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

        14.8 AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by Barhill's board of directors.

        14.9   SUBSIDIARIES.  Barhill has no subsidiaries.

        14.10 FINANCIAL STATEMENTS. Barhill's audited financial statements dated December 31, 1998, copies of which will have been delivered by Barhill to Aqua Vie prior to the Merger Date (the "Barhill Financial Statements"), fairly present the financial condition of Barhill as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

        14.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Barhill Financial Statements, Barhill did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

        14.12 NO MATERIAL CHANGES. There has been no material adverse change in the business, properties, or financial condition of Barhill since the date of the Barhill Financial Statements.

        14.13 LITIGATION. There is not, to the knowledge of Barhill, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Barhill or against any of its officers.

        14.14 CONTRACTS. Barhill is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

        14.15 TITLE. Barhill has good and marketable title to all the real property and good and valid title to all other property included in the Barhill Financial Statements. Except as set out in the balance sheet thereof, the properties of Barhill are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Barhill.

        14.16 TAX RETURNS. All federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts, have been properly prepared and filed by Barhill for all years to and including the taxable year ending December 31, 1998. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts for the year ending December 31, 1998, have been paid or if any is outstanding as at the date hereof provision has been made prorated to the date hereof to be an adjustment to the credit of Aqua Vie payable to Aqua Vie on the merger hereof. The provisions for federal and state taxes reflected in the Barhill Financial Statements are adequate to cover any such taxes that may be assessed against Barhill in respect of its business and its operations during the periods covered by the Barhill Financial Statements and all prior periods.

        14.17 NO VIOLATION. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Barhill is subject or by which Barhill is bound.

       15. REPRESENTATIONS AND WARRANTIES OF AQUA VIE. Aqua Vie represents and warrants that:

        15.1 CORPORATE ORGANIZATION AND GOOD STANDING. Aqua Vie is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

        15.2 CAPITALIZATION. Aqua Vie's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value, of which 21,785,657 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.001 par value, of which 3,897.689 shares of Series A and 4,987.444 shares of Series B Preferred Stock have been issued. Each Series A share of Preferred Stock is entitled to 1,800 voting rights on all matters on which shareholders are entitled to vote and can be converted into shares of Common Stock at a ratio of 1,800 shares of common stock for each Series A share. Each Series B share of Preferred Stock is entitled to 10,800 voting rights on all matters on which shareholders are entitled to vote. Each Series B share can be converted into shares of common stock on a sliding scale geared to the market price of Aqua Vie's stock starting at a conversion ratio of 1,800 shares of Common Stock for each Series B share when the Common Stock is trading at $2.00 per share to a maximum ratio of 10,800 shares of Common Stock for each Series B share when the Common Stock is trading at $12.00 per share.

        15.3 ISSUED STOCK. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

        15.4 CORPORATE AUTHORITY. Aqua Vie has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

        15.5 AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by Aqua Vie's board of directors.


        15.6   SUBSIDIARIES.  Aqua Vie has one subsidiary.

        15.7 FINANCIAL STATEMENTS. Aqua Vie's unaudited financial statements of May 30, 1999, copies of which will have been delivered by Aqua Vie to Barhill by the Merger Date (the "Aqua Vie Financial Statements"), are believed to be substantially correct and fairly present the financial condition of Aqua Vie as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

        15.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Aqua Vie Financial Statements, Aqua Vie did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

        15.9 NO MATERIAL CHANGES. There has been no material adverse change in the business, properties, or financial condition of Aqua Vie since the date of the Aqua Vie Financial Statements.

        15.10 LITIGATION. There is not, to the knowledge of Aqua Vie, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Aqua Vie or against any of its officers.

        15.11 CONTRACTS. Aqua Vie is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

        15.12 TITLE. Aqua Vie has good and marketable title to all the real property and good and valid title to all other property included in the Aqua Vie Financial Statements. Except as set out in the balance sheet thereof, the properties of Aqua Vie are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Aqua Vie.

        15.13 NO VIOLATION. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Aqua Vie is subject or by which Aqua Vie is bound.

       16. CONDUCT OF BARHILL PENDING THE MERGER DATE. Barhill covenants that between the date of this Agreement and the Merger Date:

        16.1 No change will be made in Barhill's articles of incorporation or bylaws.

        16.2 Barhill will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

        16.3 Barhill will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

        16.4 Barhill will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       17.     CONDUCT OF AQUA VIE PENDING THE MERGER DATE.  Aqua
Vie covenants that between the date of this Agreement and the Merger
Date:

        17.1 No change will be made in Aqua Vie's certificate of incorporation or bylaws.

        17.2 Aqua Vie will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

        17.3 Aqua Vie will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

        17.4 Aqua Vie will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       18.     CONDITIONS PRECEDENT TO OBLIGATION OF BARHILL.
Barhill's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Barhill:

        18.1 AQUA VIE'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Aqua Vie set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

        18.2 AQUA VIE'S COVENANTS. Aqua Vie shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

        18.3 SHAREHOLDER APPROVAL. This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

        18.4 SUPPORTING DOCUMENTS OF AQUA VIE. Aqua Vie shall have delivered to Barhill supporting documents in form and substance satisfactory to Barhill to the effect that:

               (i) Aqua Vie is a corporation duly organized, validly existing, and in good standing.

               (ii) Aqua Vie's authorized and issued capital stock is as set forth herein.

               (iii)  The execution and consummation of this
               Agreement have been duly authorized and approved by Aqua Vie's board of directors.

       19. CONDITIONS PRECEDENT TO OBLIGATION OF AQUA VIE. Aqua Vie's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Aqua Vie:

        19.1 BARHILL'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Barhill set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

        19.2 BARHILL'S COVENANTS. Barhill shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

        19.3 SHAREHOLDER APPROVAL. This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

        19.4 SUPPORTING DOCUMENTS OF BARHILL. Barhill shall have delivered to Aqua Vie supporting documents in form and substance satisfactory to Aqua Vie to the effect that:

               (i) Barhill is a corporation duly organized, validly existing, and in good standing.

        (ii) Barhill's authorized and issued capital stock is as set forth herein.

               (iii)  The execution and consummation of this
               Agreement have been duly authorized and approved by Barhill's board of directors.

       20. ACCESS. From the date hereof to the Merger Date, Aqua Vie and Barhill shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

       21.     CLOSING.   The transfers and deliveries to be made
pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

        21.1 Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

        21.2 At the Closing, Barhill shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Aqua Vie:

        (i) A list of the holders of the shares of Barhill Common Stock being exchanged with an itemization of the number of shares held by each, the address of each holder, and the aggregate number of shares of Aqua Vie Common Stock to be issued to each holder;

        (ii) Evidence of the consent of shareholders of Barhill to this Agreement;

        (iii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Barhill;

        (iv) Certified copies of the resolutions of the board of directors of Barhill authorizing the execution of this Agreement and the consummation of the Merger;

        (v)  The Barhill Financial Statements;

        (vi) Secretary's certificate of incumbency of the officers and directors of Barhill; and

        (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

        21.3 At the Closing, Aqua Vie shall deliver to the Exchange Agent in satisfactory form, if not already delivered to
Barhill:

        (i) A list of the shareholders of record of Aqua Vie, including, wherever available, addresses and telephone numbers;

        (ii) Evidence of the consent of shareholders of Aqua Vie to this Agreement;

        (iii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Aqua Vie;

        (iv) Certified copies of the resolutions of the board of directors of Aqua Vie authorizing the execution of this Agreement and the consummation of the merger;

        (v)  The Aqua Vie Financial Statements;

        (vi) Secretary's certificate of incumbency of the officers and directors of Aqua Vie; and

        (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       22. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

       23.     ARBITRATION.

        23.1 SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

        23.2 CONSENT TO JURISDICTION, SITUS AND JUDGEMENT. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration within the District of Columbia. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

        23.3 APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the District of Columbia, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

        23.4 DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

        23.5 RULES OF LAW. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

        23.6 FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

        23.7 MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

        23.8 COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

        23.9 INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

        23.10 SURVIVAL. The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

       24.     GENERAL PROVISIONS.

        24.1 FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

        24.2 WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

        24.3 BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

        24.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

       If to Barhill, to:

       Barhill Acquisition Corporation
       1504 R Street, N.W.
       Washington, D.C. 20009

       If to Aqua Vie, to

       Aqua Vie Beverage Corporation
       PO Box 6759
       333 South Main Street
       Ketchum, Idaho 83340

       25      GOVERNING LAW.  This Agreement shall be governed by
and construed and enforced in accordance with the laws of the State of Delaware.

       26. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

       27. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

       28. EXCHANGE AGENT AND CLOSING DATE. The Exchange Agent shall be Cassidy & Associates. Closing shall take place on August
31, 1999, or as soon thereafter as practicable.   The date of
Closing may be accelerated or extended by agreement of the  parties.


       29. EFFECTIVE DATE. This effective date of this Agreement shall be August 31, 1999.


           SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
             BETWEEN BARHILL ACQUISITION CORPORATION AND
                    AQUA VIE BEVERAGE CORPORATION


       IN WITNESS WHEREOF, the parties have executed this Agreement.


                       BARHILL ACQUISITION CORPORATION



                       By /s/ James M. Cassidy



                       AQUA VIE BEVERAGE CORPORATION



                       By /s/ Thomas Gillespie